                                                                   EXHIBIT 10.13

                            AGREEMENT OF EMPLOYMENT
                            -----------------------

     THIS EMPLOYMENT AGREEMENT ("Agreement"), as of December 20, 1999 ("Effective Date") by and among INDEPENDENT WIRELESS ONE CORPORATION, a Delaware Corporation ("IWO"), IWO HOLDINGS, INC., a Delaware Corporation ("Holdings" and together with IWO the "Corporation") and SOLON KANDEL, residing at 592 Ashwood Drive, Springfield, New Jersey 07081, hereinafter called the ("Employee"),

                                    RECITALS
                                    --------

     WHEREAS, the Corporation desires to induce and secure the employment of the Employee as President and Chief Executive Officer and Employee desires to be so employed by the Corporation,

                                   AGREEMENTS
                                   ----------

     1.   Employment and Term.  Subject to the provisions for earlier
          -------------------
termination and extension as hereinafter provided in Paragraph 7 below, the Corporation hereby employs the Employee and the Employee agrees to serve the Corporation for a term commencing upon the Effective Date and extending until December 31, 2002.

     2.   Duties of Employee.
          ------------------

          (a) The Employee shall serve on the Board of Directors of the Corporation and as President and Chief Executive Officer of the Corporation, and of any subsidiary or affiliated corporation if elected by the appropriate Board of Directors, and shall perform such duties as are appropriate to such office as may be assigned to him by such Board of Directors. Subject to the direction of the Board of Directors, the Employee shall be responsible for the establishment of the policies, plans and strategic goals of the Corporation, and shall have primary authority and responsibility for the direction of the day to day business of the Corporation, including, but not limited to its operating divisions and performance of work and contracts; supervision of general, administrative, financial, and human resources support staff; and reportee for employee general supervision, performance appraisals and operations functions. The Corporation agrees that the duties assigned to the Employee shall not be inconsistent therewith and that the Employee shall have such powers, authority and facilities at his disposal as are suitable to his position and as shall reasonably be required to enable him to discharge his duties in an efficient manner.

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          (b) So long as this Agreement shall continue in effect, the Employee shall devote substantially his full business time and energies to the business and affairs of the Corporation, and to any subsidiary or affiliate of the Corporation as directed by the Corporation, and use his best efforts, skills and abilities to promote its interests.

     3.   Compensation.
          ------------

          (a) Basic Salary.  The Corporation shall pay the Employee from the
              ------------
Effective Date until December 31, 2000 for all services to be rendered hereunder a basic salary at the rate of THREE HUNDRED THOUSAND DOLLARS ($300,000.00) per annum (to be paid in such regular installments as are applied generally to salary period payments to other employees of the Corporation but in no event less than twice monthly) before appropriate payroll deductions; and provided that effective January 1, 2001 the basic salary shall be at the rate of THREE HUNDRED TWENTY FIVE THOUSAND DOLLARS ($325,000) per annum; and that effective January 1, 2002 the basic salary shall be THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000) per annum. Basic compensation as earned pursuant to this subparagraph is hereinafter referred to as "Base Compensation".

          (b) Cash Bonus Compensation. As an added inducement for the Employee
              -----------------------
to use his best efforts to enhance the business of the Corporation, the Corporation shall pay to the Employee, as additional compensation hereunder, annual cash bonuses in the following amounts and subject to the following terms and conditions:

               (i) for and in respect of each fiscal year (or partial fiscal year) of the Corporation during the term of Employee's employment by the Corporation whether or not such employment is under this Agreement or any extension hereof, commencing with the portion of the fiscal year beginning January 1, 2000, which succeeds the effective date hereof, amounts, payable as provided below, equal to

                    (A) A Target Bonus in an amount equal to between 75% and 100% of 90% the Base Compensation described in subparagraph
                    (a) above, payable to Employee in the event, and only in the event, that business plan targets (including by way of example only, such targets as Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), revenue, and/or target service levels), developed by the Corporation's Board of Directors in consultation with Employee and issued within forty-five (45) days after the commencement of the relevant fiscal year of the Corporation (or portion thereof) (these goals collectively referred to as the "Target"), have been exceeded or met by at least 75% and paid pro rata with respect to the relevant fiscal year (or portion of the relevant fiscal year) of the Corporation. It is understood and

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                    agreed that the amount of the Target Bonus for any year
                    shall be calculated at the same percentage (ranging between 75% and 100%) of 90% of Base Compensation as the percentage of the agreed upon business plan targets which the Corporation and Employee actually achieve in that year; and

                    (B) An Achievement Bonus in an amount up to 90% of the Base Compensation defined in subparagraph (a) above, based upon the Board of Directors' reasonable discretionary evaluation of Employee's individual management performance, such performance criteria to be developed in consultation with Employee and issued within forty-five (45) days after the commencement of each relevant fiscal year of the Company (or portion thereof) during the term of Employee's employment. Individual management performance criteria may include, by way of example only, strategic goals and plans of the Corporation as well as a reward for exceeding the goals of
                    (A) above.

               (ii) for any partial fiscal year of the Corporation during which
                    Employee is employed by the Corporation and in respect of which cash bonuses are payable to Employee hereunder, the amount of such bonuses payable to Employee (and calculations of business plan target achievement and individual performance, as the case may require) shall be appropriately prorated for such portion of such partial fiscal year as shall fall within the operation of this provision.

               (iii) on the date hereof, Employee shall be paid a bonus for the year ending December 31, 1999 in the sum of Five Hundred Thousand Dollars ($500,000) representing an Achievement Bonus and Target Bonus as if Employee had completed a full twelve months of employment. Employee shall be entitled to be paid Base Compensation, including Achievement Bonus and Target Bonus for the remainder of the Term of the Agreement as earned.

          (c) Other Emoluments and Benefits.  The Employee shall be entitled to
              -----------------------------
participate in all rights and benefits for which he shall be eligible under any stock option plan, bonus, participation or extra compensation plans, pensions, group insurance or other benefits which the Corporation may provide for its executive employees generally from time to time during the term of this Agreement, provided further that commencing the Effective Date and until formal Company plans are in place, suitable temporary arrangements shall be made for the Employee, including but not limited to paying current COBRA payments on his behalf. Employee shall also be entitled to:

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               (i)  an allowance of One Thousand Five Hundred Dollars
                    ($1,500.00) per month, payable monthly on the first day of each month, during the term hereof to defray the costs of the use of an automobile for business purposes;

               (ii) An allowance to defray the cost of estate planning,
                    financial planning, and investment advisory services not in excess of $10,000 per annum during the term hereof; and

               (iii) In lieu of deferring employee's relocation costs, the
                    Corporation will lease on Employee's behalf an executive residential quarters at a cost no greater than $2,000 per month or, alternatively, the monthly costs of a residential purchase including mortgage purchase costs of a residence, limited to a $300,000 purchase price amortized over a 30-year period plus monthly taxes and insurance payments.

               (iv) Reimbursement of up to $5,000 for legal expenses incurred in conjunction with the negotiation of this Employment
                    Agreement.

          (d) Vacation.  As of the Effective Date, Employee shall be entitled
              --------
annually to 312 hours of time-off from the Employee Paid Time Off Pool as such computation is customarily administered by the Corporation. Time-off or vacation time not used during the calendar year or partial calendar year in which earned may be carried forward to subsequent calendar years or partial calendar years ("Carry Forward Time"). However, Employee may not carry over more than 40 hours of Carry Forward Time in any one year and may not aggregate more than 160 hours of Carry Forward Time in total.

          (e) Stock Incentive Payments.  Corporation shall provide Employee with
              ------------------------
equity compensation pursuant to the terms and conditions of Stock Option Agreement as set forth on Exhibit A. The Discounted Vested Options as defined in the Stock Option Agreement are in exchange of the Option Shares previously granted to and vested in Employee pursuant to an Employment Agreement dated effective May 1, 1999 between Employee and IWO, and more particularly described therein at Exhibit A, Section (i) (a) and having an exercise price of $489,000.00.

     4.   Expenses.  The Corporation shall provide Employee with a Corporate
          --------
credit card, and further shall pay or reimburse the Employee for all reasonable traveling and other expenses incurred or paid by the Employee in connection with the performance of his services under this Agreement upon presentation of expense statements or vouchers and any such other supporting information in such form as the Corporation may from time to time request; provided, however, that the amount available for such traveling and other expenses shall be consistent with general corporate policy guidelines established by Employee in his capacity as the Chief Executive Officer of the Corporation.

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     5.   Payment.  Expenses, benefits and allowances due Employee hereunder
          -------
shall be paid not later than thirty (30) days following Employee's entitlement to same, which, in the case of expenses, shall commence with the Employee's request for reinbursement. Employee bonuses shall be paid within forty-five
(45) days following year end.

     6.   Restrictive Covenants.  In consideration of the payment to Employee of
          ---------------------
the compensation specified in Paragraph 3 above, Employee hereby covenants and agrees as follows:

          (a) Employee shall treat either as trade secrets or as confidential or proprietary information of the Corporation (i) any data or information acquired during the course of or as a result of his employment, which is not otherwise available to Employee except by reason of his employment, including but not limited to such items as reports or findings from tests, investigative studies, consultations or the like, and methodology, proposals, systems, programs or marketing techniques, and strategies developed by but not generally released by the Corporation or peculiar to the business of any customer or client of the Corporation and all particularized information relating thereto; (ii) names or lists of the Corporation's clients or information, data or services made available to such clients not made public by the Corporation and non-public information relating to the operating methods or plans or requirements of any customer or client of the Corporation; and (iii) any other data or information designated either by the Corporation or by any of its customers or clients as confidential or proprietary.

          (b) All improvements, discoveries, programs, processes, innovations, and inventions (whether or not deemed patentable) conceived, devised, made, developed or perfected by Employee during any period of his employment by the Corporation or any period prior to the effective date hereof during which Employee was in the service of any entity acquired by the Corporation or any period prior to the effective date hereof during which Employee was in the service of any entity acquired by the Corporation and related in any material way to the business, including development and research of the Corporation, shall be fully and promptly disclosed to the Corporation and the same shall be the sole and absolute property of the Corporation. Upon request of the Corporation, the Employee will execute all documents reasonably deemed appropriate by the Corporation to secure the foregoing rights and for obtaining the grants of patents, both domestic and foreign, with respect to such improvements, discoveries, programs, processes, innovations or inventions and for vesting title to such patents in the Corporation, provided however, that Employee shall not be required to incur any costs or legal expenses in conjunction with the compliance of any such request..

          (c) Employee agrees to refrain, except as properly required in the business of the Corporation, or as authorized in writing by the Corporation, (i) from using for Employee's own benefit any matters to be treated as trade secrets or as confidential or proprietary information under Paragraph (a) above; (ii) from using these matters for the benefit of any other person, firm or corporation; (iii) from disclosing these matters to any other person, firm or corporation; and (iv) from authorizing or permitting such disclosure during the term of his employment or thereafter.

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          (d) Employee agrees to surrender to the Corporation at any time upon request and in any event upon termination of employment, except as the Corporation may otherwise consent in writing, all written documents, sketches, records or information whether copyrighted or patented or not, or any copies of imitations thereof, whether made by Employee or not, which embody or contain or describe in any way those matters to be treated as trade secrets or as confidential or proprietary information under Paragraph (a) above. The Corporation shall not unreasonably withhold authorization for Employee to retain any matters covered by this Paragraph 6, the continued possession of which by Employee will not, in the Corporation's sole but reasonable, opinion, be detrimental to the best interest of the Corporation.

          (e) Employee agrees, during the term of his employment and for a period of two (2) years after the termination thereof, whether such termination be voluntary or not, that the Employee will not, except at the direction of the Corporation, either directly or indirectly, for himself as a proprietor, principal partner, director, officer, employee, agent or other representative acquire or attempt to acquire the business then conducted by the Corporation with any customer of the Corporation under any contracts existing or proposals submitted on or before the date of termination of his employment.

              The term "customer of the Corporation" for purposes hereof shall mean any individual or entity which is the ultimate user or recipient of the Corporation's (or any subsidiary of the Corporation) services and products whether the same be made available directly to such entity or through an intermediate purchaser of such services and products.

          (f) Employee agrees to refrain, during the term of his employment and for eighteen (18) months thereafter, from hiring or offering to hire, except with the written permission of the Corporation, any employee of the Corporation or from enticing away or in any other manner persuading or attempting to persuade any employee of the Corporation to discontinue his relationship with the Corporation, provided however, that nothing herein shall prohibit Employee from hiring or offering to hire, any employee of the Corporation where the initial hiring inquiry was solely initiated by any such employee or a third party without direction from Employee.

          (g) No provision of this paragraph 6 is intended to limit Employee's right to use or disclose information which is in the public domain or a matter of common knowledge, or which is generally known in the industry, or acquired by him from a third party not prohibited from making such disclosure to him, or which information was already known to Employee other than by breach of this Agreement; nor is it intended to limit the Employee's obligation to comply with lawful subpoenas or other lawful process.

          (h) No act or failure to act shall be a waiver of any right conveyed hereunder, except an express waiver in writing. The rights reserved to the Corporation under this Paragraph 6 of this Agreement are necessarily of a special, unique, unusual and extraordinary character, which gives them a peculiar value, the loss of which cannot reasonably or adequately be

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compensated for in damages in an action at law, and the breach by Employee of any of the provisions in this Paragraph 6 will cause the Corporation irreparable injury. Therefore, in addition to any other available remedies, the Corporation shall be entitled to an injunction to restrain any violation of this Agreement by Employee, his agents, servants or employees and all persons, firms, or corporations acting for or with him. The obligations of the Employee under the covenants herein contained shall not cease upon termination of his employment for whatever reason, except where otherwise limited in time above.

              These covenants contained in this Paragraph 6 on the part of the Employee shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of such covenants. It is the intention of both parties to make the covenants of this Paragraph 6 binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Paragraph 6 is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforceable as set forth herein by the parties themselves in the modified form.

     7.   Terms and Earlier Termination.
          -----------------------------

          (a) Subject to the provisions for earlier termination as herein provided, the term of this Agreement shall commence and terminate as specified above, but shall continue in full force and effect thereafter until either party shall have given the other thirty (30) days' prior written notice of such party's intention to terminate this Agreement.

          (b) This Agreement shall terminate prior to the expiration date hereinafter set forth in the event that the Board of Directors shall determine that the Employee has become disabled, or the Employee shall be dismissed for cause, as hereinafter provided:

               (i) The Board of Directors of the Corporation may determine that the Employee has become disabled, for purposes of this Agreement, in the event that the Employee shall fail, because of illness or incapacity, to render for one hundred twenty (120) successive days in excess of the number of days provided for in the Corporation's then applicable sick leave policy or for shorter periods aggregating one hundred ninety
                    (190) days or more in excess of the number of days provided for in the Corporation's then applicable sick leave policy during the term hereof, services of the character contemplated by this Agreement, and thereupon this Agreement and the employment of the Employee hereunder shall be deemed to have been terminated as of the end of the calendar month in which

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

                    such determination was made. Any termination under this Paragraph 7(b)(i) shall not be deemed to be a termination "for cause" for any purpose under the Agreement or under any other contract or arrangement between the Employee and the Corporation relating to employment services or compensation between them.

               (ii) The Board of Directors may dismiss the Employee for cause in the event that they determine that the Employee has committed: (A) fraud or material dishonesty; or (B) intentional or willful or grossly negligent injury to the Corporation; (C) criminal conduct in relation to his employment; or (D) continued neglect of his duties hereunder which continues subsequent to fifteen (15) days written notice to cure, provided that if a longer cure period is required Employee shall diligently pursue such cure; and thereupon, this Agreement shall terminate and the Employee shall be removed from all positions held by him with the Corporation and any subsidiary corporation, effective upon the delivery to the Employee by the Board of Directors of notice that they have made such determination; any other termination by the Corporation shall be considered termination without cause for purposes of this Agreement and any other contract or arrangement between the parties hereto. In the event that the Board of Directors shall desire to dismiss the Employee based on any determination referred to in the preceding sentence, such determination shall be effective only upon the following conditions complied with in the following order: (A) Employee shall be furnished with a written statement specifying in reasonable detail the actions or events supporting such determination;
                    (B) at the request of the Employee, there shall be convened a Special Meeting of the Board of Directors no later than fifteen (15) business days after Employee's receipt of the notice referred to in (A) above at which meeting the Employee may, with assistance of counsel or other representation, present evidence to refute or in mitigation of such actions or events or to establish that the actions or events have been cured; and (C) within five (5) business days after the adjournment of such Special Meeting the Board of Directors shall furnish a written statement to Employee that, based upon Employee's representations and upon other relevant evidence such determination has either been confirmed or rescinded.

               (iii) The Board of Directors may terminate this Agreement and dismiss the Employee, without cause and for any reason deemed sufficient by the Board of Directors. In the event that the Board of Directors

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                    shall decide to dismiss the Employee and terminate this
                    Agreement based on any determination referred to in the preceding sentence, such determination shall be effective as of such date as shall be designated by notice in writing from the Board of Directors to the Employee (the "Effective Termination Date"). In the event that this Agreement is terminated pursuant to this subparagraph (iii), Employee shall be entitled to payment on the Effective Termination Date of an amount equal to (A) the lesser of the basic salary due pursuant to paragraph 3(a) to accrue during the remainder of the initial three-year term of this Agreement or the basic salary that would be due under paragraph 3(a) for the eighteen (18) month period following the Effective Termination Date; provided, however, that in no event shall the Employee be paid less than the salary which would be due Employee under Paragraph 3(a), including any increases which may be granted from time to time, for the six (6) month period following the Effective Termination Date (including but not limited to any period beyond the initial term); plus
                    (B) such cash bonus compensation prorated to the Effective Termination Date otherwise due Employee pursuant to paragraph 3(b); and (C) the benefits to be paid to Employee pursuant to paragraph 3(c), 3(d) and 3(e) prorated to the Effective Termination Date.

          (c) Notwithstanding anything to the contrary contained herein, any termination of Employee's employment by the Corporation pursuant to the terms of this Paragraph, shall not affect or diminish: (i) any rights accruing to the Employee under this Agreement prior to the effective date of such termination and in such event Employee rights to all compensation, including, but not limited to, Paragraphs 3 and 4 above, shall be calculated and paid for and in respect of any period prior to such effective date; and (ii) any rights or remedies available to the Corporation by reason of any breach or threatened breach of the provisions of Paragraph 7 hereof, the force and effect of which provisions shall survive the termination of this Agreement, however such termination occurs.

          (d) In the event Employee gives his notice to terminate prior to the expiration of the Initial Term, Employee shall be entitled to any rights accruing to the Employee under this Agreement prior to the effective date of termination and in such event Employee rights to all compensation shall be calculated and paid for to such effective date, including but not limited to, his Base Compensation as described in 3 (a), his bonus compensation described in 3 (b), his emoluments and benefits as described in paragraph 3 (c), any unused vacation as set forth in paragraph 3(d), and any incurred or paid expenses as set forth in paragraph 4. Additionally Employee shall be entitled to any vested Stock Options as described in his Stock Option Agreement.

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

     8.   Partial Invalidity.  All paragraphs, subparagraphs, and portions of
          ------------------
this Agreement shall be considered as separate and distinct from one another, and if, for any reason any paragraph, subparagraph or portion of this Agreement shall be held to be invalid or unenforceable, it is agreed that the same shall Not be held to affect the validity or enforceability of the remaining paragraphs, subparagraphs or portions of this Agreement.

     9.   Notice.  Any notices, requests, demands or other communications
          ------
required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally, one (1) day after being sent by recognized overnight courier service with all charges prepaid or charged to the sender's account, or three (3) days after being mailed by certified mail, return receipt requested, addressed to the party being notified at the address of such party first set above, or at such other address as such party may hereafter have designated by notice; provided, however, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith. Copies of any notices or other communications to the Corporation shall simultaneously be sent by first class mail to Independent Wireless One Corporation, c/o Hage and Hobaica LLP at 610 Charlotte Street, Utica, New York 13501-2909. A copy of any notice sent to the Employee shall be simultaneously sent to Steven B. Fuerst, Esq., Lowenstein Sandler PC,
50 Division Street - Suite 504, Somerville, New Jersey 08876, facsimile no.
(908) 526-9173.

     10.  Corporation Defined.  The term "Independent Wireless One Corporation"
          -------------------
and "IWO Holdings, Inc." as used in this Agreement, shall include, respectively, Independent Wireless One Corporation, and IWO Holdings, Inc., their respective successors and/or assigns, any subsidiary corporations of either IWO or Holdings and any corporation into which or which either IWO or Holdings may be merged or consolidated or to which all, or substantially all, of their respective businesses and/or assets are transferred.

     11.  Waiver of Breach.  The waiver by either party, of a breach of any
          ----------------
provisions of this Agreement, shall not operate or be construed as a waiver of any subsequent breach by the same party.

     12.  Integration; Entire Agreement.  This instrument contains the entire
          -----------------------------
agreement of the parties with regard to the subject matter hereof and supersedes all prior oral or written understandings, memoranda or communications with regard to the terms or conditions of Employee's employment by the Corporation. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     13.  Binding Effect.  Except as otherwise provided hereinabove, this
          --------------
contract shall inure to the benefit of, and be binding upon, the heirs, executors, administrators, successors and assigns of the parties hereto.

     14.  Assignment.  Corporation may assign all or any portion of
          ----------
Corporation's rights or delegate all or any portion of Corporation's duties under this Agreement to any Affiliate or to any entity that acquires all or a substantial portion of the business of the Corporation and Affiliates. However, any such assignment or delegation shall not relieve Corporation of its financial obligations to Employee under this Agreement. Except in conjunction with his estate planning or in the event of death, Employee may not assign any rights under this Agreement or delegate any duties under this Agreement.

     IN WITNESS WHEREOF, the Corporation had caused this Agreement to be signed by their respective officers hereunto duly authorized, and the Employee has hereunto set his hand and seal, effective as of the day and year first above written.

                                    EMPLOYEE

                                    /s/ Solon Kandel
                                    --------------------------------------
                                    Solon Kandel


                                    INDEPENDENT WIRELESS ONE
                                    CORPORATION

                              By    /s/ J.K. Hage III
                                    --------------------------------------
                                    J. K Hage III, Secretary


                                    IWO HOLDINGS, INC.

                              By    /s/ J.K. Hage III
                                    --------------------------------------
                                    J.K. Hage III, Secretary

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